Exhibit 4.86

Loan Agreement

Contract No. : 2014JIYINDAIZIDI14100401

Borrower : Shijie Kaiyuan Auto Trading Group Co., Ltd.

Lender : CITIC Shijiazhuang Branch

Signing Date : August 15, 2014

Loan Amount : RMB90,000,000

Length of maturity : From August 15, 2014 to August 15, 2015

Use of Loan : Vehicle Purchase

Loan Interest : 6.9%

Date of Draft : August 15, 2014

Withdrawal Amount : RMB90,000,000

Payment Method : The interest should be repaid by monthly. The principal shall be fully repaid at the maturity date of the loan.

Repayment Date : August 15, 2015

Loan Guarantee : Guaranty of Pledge

- Ganglian Finance Leasing Co., Ltd. entered into pledge account receivable to CITIC Shijiazhuang Branch, with the contract no2014JIYINZUIQUANZHIDI 14140225

- LIYONGHUI entered into The Maximum Guaranty Contract with the lender, with the contract no. 2014JIYINZUIBAOZIDI14120745